                                                                     Exhibit 2.1





                             AGREEMENT OF PURCHASE
                               AND SALE OF ASSETS
                                  BY AND AMONG
                     DATA PROCESSING RESOURCES CORPORATION,
                              ADD CONSULTING, INC.
                                      AND
                                 GERALD R. LADD

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
ARTICLE 1             PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1          Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2          Excluded Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3          Purchased Assets Free of Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.4          Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.5          Consideration for Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.6          Escrowed Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.7          Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         1.8          Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 2             REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.1          Organization and Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.2          Authorization of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.3          No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.4          Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.5          No Actions or Proceedings Related to the Agreements . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.6          Violation of Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.7          Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.8          Financial Statements and Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.9          Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.10         No Materially Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.11         Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.12         Title to Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.13         Condition and Possession of Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.14         Receivables and Unbilled Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.15         Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.16         Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.17         Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.18         Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.19         Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.20         Employees and Contractors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.21         Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.22         Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.23         Transactions with Affiliated Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.24         Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.25         Certain Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.26         No Finder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.27         Purchase for Seller's Own Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.28         Investment Experience . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.29         Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.30         Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF
                      SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.1          Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.2          Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.3          No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.4          No Actions or Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.5          Seller's Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.1          Organization and Existence of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.2          Authority of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.3          No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.4          Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.5          No Actions or Proceedings Related to the Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.6          No Finder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.7          Financial Statements and Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.8          No Materially Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.9          Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.10         Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 5             SELLER'S OBLIGATIONS BEFORE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.1          Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.2          Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.3          Business Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.4          Employees and Contractors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.5          Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.6          Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.7          No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.8          No Press Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 6             PURCHASER'S OBLIGATIONS BEFORE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.1          Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.2          Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 7             CONDITIONS PRECEDENT TO PURCHASER'S
                      PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.1          Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.2          Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.3          Performance of Seller and Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.4          Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.5          Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.6          Pay-Off Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.7          Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.8          Absence of Material Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         7.9          Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.10         Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.11         Delivery of Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.12         Name Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.13         Updates to Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.14         No Casualty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.15         Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.16         Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.17         Execution of Transfer Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.18         Securities Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 8             CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.1          Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.2          Accuracy of Purchaser's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . .  27
         8.3          Performance of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.4          Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.5          Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.6          Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.7          Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.8          Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.9          Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.10         Absence of Material Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.11         Delivery of Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.12         Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.13         Securities Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 9             TERMINATION PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.1          Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.2          Effect on Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 10            THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.1         Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.2         Seller's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.3         Purchaser's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 11            POST CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.1         Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.2         Post-Closing Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.3         Indemnification Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.4         Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.5         Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.6         Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.7         Rasmussen . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.8         Deferred Acquisition Bonus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 12            COVENANT NOT TO COMPETE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.1         Non-Compete Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.2         Definition of Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.3         Direct or Indirect Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.4         Confidential Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.5         Reasonableness of Restrictions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.6         Injunctive Relief . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 13            MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.1         Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.2         Governing Law and Choice of Forum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.3         Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.4         Waiver and Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.5         Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.6         Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.7         Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.8         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.9         Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.10        Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.11        Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.12        Warranty of Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.13        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                    EXHIBITS




         A            Form of Escrow Agreement

         B            Allocation of Purchase Price

         C            Form of Seller's and Shareholder's Certificate

         D            Form of Ladd Employment Agreement

         E            Form of Consent to Assignment

         F            Registration Rights Agreement

         G            Form of Purchaser's Officer's Certificate

         H            Form of Bill of Sale

         I            Form of Assignment and Assumption

         J            Net Working Capital of Seller as of the Balance Sheet Date

                                   SCHEDULES


         1.1(a)          FF&E
         1.1(c)          Other Tangible Property
         1.1(d)          Receivables
         1.1(e)          Unbilled Receivables
         1.1(h)          Prepaid Items
         1.1(l)          Numbers and Addresses
         1.2(a)(1)       I-Mark FF&E
         1.2(a)(3)       I-Mark Other Tangible Property
         1.2(a)(4)       I-Mark Receivables
         1.2(a)(5)       I-Mark Unbilled Receivables
         1.2(a)(7)       I-Mark Contracts
         1.2(a)(9)       I-Mark Prepaid Items
         1.2(a)(13)      I-Mark Numbers and Addresses
         1.2(h)          Other Excluded Assets
         1.3             Permitted Encumbrances
         1.4(a)          Liabilities for Transferred Employees
         1.5(a)(2)       Third Party Payments
         2.1             Seller's Articles and Bylaws
         2.3             Severance or Similar Payments
         2.4             Seller's and Shareholder's Consents
         2.5             Pending Litigation
         2.8             Financial Statements and Balance Sheet
         2.11            Certain Changes or Events
         2.12            Exceptions to Title
         2.15            Leases
         2.16            Contracts
         2.17            List of Seller's Insurance

         2.18            List of Permits
         2.19            List of Business Intellectual Property
         2.20            Employee Information
         2.21            Employee Benefit Plans
         2.23            Affiliate Transactions
         2.24            Tax Sites and Audits
         4.4             Purchaser's Consents and Approvals
         4.7             Purchaser's Financial Statements

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS


         THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS (this "Agreement") is made and entered into as of this 1st day of July 1996 (the "Effective Date"), by and among Data Processing Resources Corporation, a California corporation ("Purchaser"), ADD Consulting, Inc., a Nebraska corporation ("Seller"), and Gerald R. Ladd ("Shareholder").

                                R E C I T A L S

         A. Seller owns and operates a division commonly known as Applications Design and Development which provides temporary technical personnel to third parties (the "Business"), and desires to sell to Purchaser, on the terms and subject to the conditions of this Agreement, substantially all of the assets of Seller used by Seller in connection with the Business.

         B. The Business is conducted from offices located at 11213 Davenport Street, Omaha, Nebraska and 9393 W. 110th Street, Suite 253, Overland Park, Kansas (collectively, the "Business Offices").

         C. Purchaser desires to purchase from Seller, on the terms and subject to the conditions of this Agreement, substantially all of the assets of Seller used in connection with the Business, and to assume certain enumerated liabilities of Seller in connection therewith.

         D. Shareholder owns a majority of the issued and outstanding shares of capital stock of Seller and desires that Seller sell to Purchaser such assets, on the terms and subject to the conditions of this Agreement.

         E. Seller also owns and operates a division commonly known as I-Mark Systems which develops software and hardware products, including the so-called "Electronic Precinct System," which provides advanced technology for the election processing industry (the "I-Mark Business"), and all of the assets and liabilities of Seller which are used or were incurred by Seller in connection with the I-Mark Business shall remain the sole and exclusive assets and liabilities of Seller.

         F. The I-Mark Business is conducted from an office located at 9290 W. Dodge Road, Omaha, Nebraska (the "I-Mark Office").

                               A G R E E M E N T

         In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

         1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement (including, without limitation, the updating, if necessary, of one or more of the Schedules under this Section 1.1 at the Closing pursuant to Section 7.13, below), at the Closing (as defined in Section 10.1, below), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase or acquire from Seller, all of Seller's right, title and interest in and to all of the following assets, rights or claims of Seller (collectively, the "Purchased Assets"):

                 (a) The furniture, fixtures and equipment located at the Business Offices, which furniture, fixtures and equipment with an initial purchase price of at least $500 are set forth on Schedule 1.1(a) hereto, and the other furniture, fixtures and equipment which are set forth on Schedule 1.1(a) hereto (collectively, the "FF&E"), which schedule includes the location, acquisition date, depreciation history, lease information, if applicable, and such other information concerning the FF&E that may reasonably be requested by Purchaser;

                 (b) All catalogs, price lists, brochures and related sales materials, and all listings pertaining to the Business in all telephone books and other directories utilized by Seller in connection with the Business (the "Sales Materials");

                 (c) Any additional items of tangible property located at the Business Offices, which additional items of tangible property with an initial purchase price of at least $500 are set forth on Schedule 1.1(c) hereto, and the other items of tangible property which are set forth on
Schedule 1.1(c) hereto (collectively, the "Other Tangible Property");

                 (d) The accounts and notes receivable with respect to the Business, as specified on Schedule 1.1(d) hereto (the "Receivables"), which schedule includes an aging report for the Receivables;

                 (e) All services performed by Seller as of the Closing Date with respect to the Business and capable of being billed, but which have not yet been billed, as specified by customer on Schedule 1.1(e) hereto (the "Unbilled Receivables");

                 (f) All of the contracts, licenses, leases, arrangements, understandings or other agreements related in any way to the Business or the Purchased Assets (the "Contracts"), including, without limitation, all of the Contracts described on Schedules 2.15, 2.16 and 2.20 hereto;

                 (g)      The Business Intellectual Property (as defined in
Section 2.19, below), including, without limitation, the names "ADD Consulting," "Applications Design and Development" and all other fictitious business names and trade names used by Seller in connection with the Business;

                 (h) The prepaid items relating to the Business, such as, insurance, prepaid taxes, prepaid expenses, deferred charges, advance payments, security deposits, prepaid rent and other prepaid items, as specified on
Schedule 1.1(h) hereto (the "Prepaid Items");

                 (i) The goodwill with respect to the Business, as carried and all reserves with respect to the Business, reflected on the Balance Sheet (as defined in Section 2.8, below) (the "Goodwill");

                 (j) All Books and Records (as defined in Section 2.7, below);

                 (k)      All Permits (as defined in Section 2.18, below); and

                 (l) All telephone and facsimile numbers, including "800" numbers, and post office boxes, used in connection with the Business, as described on Schedule 1.1(l) hereto (the "Numbers and Addresses").

         1.2     EXCLUDED ASSETS.  Notwithstanding anything to the contrary in
Section 1.1, above, or any of the Schedules hereto, Purchaser shall not purchase at the Closing (nor assume any liability related thereto) and Seller shall retain all right, title and interest in and to the following assets (collectively, the "Excluded Assets"):

                 (a) All of the assets of Seller which are used by Seller primarily in connection with the I-Mark Business, including, without limitation, the following:

                          (1)     The furniture, fixtures and equipment located
at the I-Mark Office, which furniture, fixtures and equipment with an initial purchase price of at least $500 are set forth on Schedule 1.2(a)(1) hereto, and the other furniture, fixtures and equipment used primarily in the I-Mark Business and which are specified on Schedule 1.2(a)(1) hereto, which schedule includes the location of such furniture, fixture and equipment;

                          (2)     All catalogs, price lists, brochures and
related sales material, and all listings pertaining primarily to the I-Mark Business in all telephone books and other directories, utilized by Seller primarily in connection with the I-Mark Business;

                          (3)     Any additional items of tangible property
located at the I-Mark Office, which additional items of tangible property with an initial purchase price of at least $500 are set forth on Schedule 1.2(a)(3) hereto, and the other items of tangible property used primarily in the I-Mark Business and which are set forth on Schedule 1.2(a)(3) hereto;

                          (4)     The accounts and notes receivable with
respect to the I-Mark Business, and notes receivable due and owing from Shareholder, all of which is specified on Schedule 1.2(a)(4) hereto;

                          (5)     All services performed by Seller as of the
Closing Date with respect to the I-Mark Business and capable of being billed, but which have not been billed, as specified by customer on Schedule 1.2(a)(5) hereto;

                          (6)     Subject to Section 11.2, below, all of
Seller's cash and cash equivalents;

                          (7)     All of the contracts, licenses, leases,
arrangements and understandings or other agreements primarily pertaining to the I-Mark Business or the Excluded Assets and as specified on Schedule 1.2(a)(7) hereto;

                          (8)     The intellectual property used primarily in
connection with the I-Mark Business, including without limitation, all trade names, trade marks, copyrights and patents, any and all applications and registrations pertaining thereto, trade secrets, inventions, know-how, formulae, and the names "I-Mark Systems," "Electronic Precinct Manager," "Electronic Ballot Station," "Electronic Poll Book," "Electronic Reporting Manager," and all other fictitious business names and trade names used by Seller primarily in connection with the I-Mark Business;

                          (9)     The prepaid items relating primarily to the
I-Mark Business, such as insurance, prepaid taxes, deferred charges, advance payments, security deposits, prepaid rent and other prepaid items, and as specified on Schedule 1.2(a)(9) hereto;

                          (10)    The goodwill with respect to the I-Mark
Business, as carried and all reserves with respect to the I-Mark Business reflected on Seller's unaudited balance sheet for the I-Mark Business dated April 30, 1996;

                          (11)    All books, ledgers, files, records, manuals
and other materials (in any form or medium) pertaining primarily to the I-Mark Business or the other Excluded Assets;

                          (12)    All Permits relating primarily to the I-Mark
Business;

                          (13)    All telephone and facsimile numbers,
including "800" numbers, and post-office boxes, used primarily in connection with the I-Mark Business, as described on Schedule 1.2(a)(13) hereto;

                 (b) The corporate seal, articles of incorporation, minutes book, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

                 (c) All of Seller's right, title and interest in and to this Agreement;

                 (d) All of Seller's right, title and interest in and to any insurance proceeds for any of the Excluded Liabilities (as defined in Section 1.4(b), below) and any and all subrogation rights related thereto;

                 (e) All of Seller's right, title and interest in and to claims for any federal, state, local or foreign tax refunds for any periods ending before the Closing Date, but excluding any claims for refunds which relate to taxes paid by Purchaser, if any;

                 (f) The agreement for investment advisory services among Seller, Mega Investments and Jim Protzman;

                 (g) All records and documents relating exclusively to any of the Excluded Assets; and

                 (h) Certain other assets of Seller, all of which are set forth on Schedule 1.2(h) hereto.


         1.3 PURCHASED ASSETS FREE OF LIENS. Except as otherwise specifically provided in this Agreement, all of the Purchased Assets shall be transferred by Seller to Purchaser free and clear of any claim, lien, pledge, option, charge, security interest, restriction, encumbrance or other right of third parties, of any kind or nature ("Encumbrances"), other than the Encumbrances set forth on Schedule 1.3 hereto (the "Permitted Encumbrances").

         1.4     LIABILITIES.

                 (a) Assumed Liabilities. Purchaser shall, on and as of the Closing Date, expressly assume, and unconditionally agree to pay, perform or otherwise discharge as the same shall become due in accordance with their respective terms, all of the following liabilities, obligations and commitments of Seller existing or arising on or after the Closing Date (the "Assumed Liabilities"):

                          (i)     Any and all liabilities, obligations and
commitments of Seller relating exclusively to the Business or the Purchased Assets and that are (A) reflected on the Balance Sheet, or (B) incurred after the Balance Sheet Date (as defined in Section 2.8, below) in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement, except, in each case, for all of the following: (1) Except to the extent set forth on Schedule 1.4(a) hereto, past, present and future employment or retention of any and all persons who were, are or may be employed or hired by Seller at any time and arising out of Seller's employment or retention of such persons, including, without limitation, any claims for unfair labor and discriminatory employment or hiring practices, salaries, vacation pay, severance pay, sick pay, health insurance, COBRA benefits, workers' compensation, employee contracts and other employee payments and benefits; (2) any defective condition in the design, material, workmanship or performance of any product or services that were designed, assembled, manufactured, distributed, sold or furnished by or on behalf of Seller before, on or after the Closing Date; (3) any applicable federal, state or local taxes, any withholding obligations, governmental charges, penalties, interest and fines of Seller (whether due or payable, before, on or after the Closing Date);
(4) notwithstanding anything to the contrary in any Contract, the presence or migration on or before the Closing Date of any pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including, without limitation, asbestos in, on, into or from any owned or leased real property or any other real property previously owned, leased or acquired by Seller; (5) any defaults or breaches of the Contracts by Seller or a predecessor-in-interest incurred prior to the Closing; (6) past, present and future Actions related to or arising out of Seller's conduct of the Business; and (7) all liabilities, obligations and commitments relating to the obligations to provide health care continuing coverage pursuant to COBRA with respect to all "qualifying events" (as defined in COBRA) that occur on or before the Closing Date regardless of whether the expenses were incurred before, on or after the Closing Date;

                          (ii)    Any and all liabilities, obligations and
commitments of Seller arising out of the Contracts, but not including any liability, obligation or commitment of Seller (A) for any breach thereof by Seller or a predecessor-in-interest occurring prior to the Closing Date, or (B) relating to the I-Mark Business or the Excluded Assets;

                          (iii)   All liabilities, obligations and commitments
of Seller with respect to the Transferred Employees (as defined in Section 5.4, below) which are set forth on Schedule 1.4(a) hereto.

                          (iv)    The other liabilities, obligations and
commitments of Seller that are expressly set forth on Schedule 1.4(a) hereto.

                 (b) Excluded Liabilities. Notwithstanding anything to the contrary herein or in any Schedule or Exhibit hereto, except for the Assumed Liabilities, Purchaser shall not assume any liabilities, obligations or commitments of Seller, whether arising before, on or after the Closing Date, and all such liabilities, obligations and commitments (the "Excluded Liabilities") shall remain the exclusive liabilities, obligations and commitments of Seller.

         1.5     CONSIDERATION FOR PURCHASED ASSETS.

                 (a) Initial Purchase Price. Subject to the terms hereof, at the Closing, as consideration for the sale, transfer, assignment and delivery of the Purchased Assets to Purchaser (the "Purchase Price"), Purchaser shall:

                          (1)     Assume and unconditionally pay, perform or
otherwise discharge as the same shall become due in accordance with their respective terms, all of the Assumed Liabilities;

                          (2)     Pay, on behalf of Seller, to the persons set
forth on Schedule 1.5(a)(2) hereto, the amounts set forth opposite such persons' names (the "Third Party Payments");

                          (3)     Deliver to Seller a certified or bank
cashier's check payable to Seller, or cash by wire transfer to Seller's account (the "Cash Purchase Price"), in the amount of Eight Million Seven Hundred Eighty-Five Thousand and No/100 Dollars ($8,785,000.00) less the aggregate amount of the Third Party Payments, as set forth on Schedule 1.5(a)(2) hereto; and

                          (4)     Deliver to Seller a stock certificate of
Purchaser certifying that Seller is the record holder of 152,121 shares of the common stock of Purchaser (the "DPRC Common Shares"), which number, when multiplied by the DPRC Average Closing Price (as defined herein), equals Three Million Seven Hundred Sixty-Five Thousand and No/100 Dollars ($3,765,000.00) (the "Seller Shares"). The DPRC Average Closing Price is the average closing price as publicly reported by the Nasdaq Stock Market as of 4:00 p.m. Eastern Time of DPRC Common Shares over the last five trading days ending three trading days prior to the Effective Date. The Seller Shares will be free and clear of all Encumbrances (other than Encumbrances generally imposed on the transfer of securities under federal and state securities Laws).

                 (b) Deferred Purchase Price. Subject to the terms hereof, on or before July 31, 1997, as additional consideration for the sale, transfer, assignment and delivery of the Purchased Assets to Purchaser (the "Deferred Purchase Price"), Purchaser shall (i) pay Kerri Allender ("Allender"), on the terms and subject to the conditions of the Allender Employment Agreement (as defined in Section 7.10, below), the Deferred Acquisition Bonus (as defined in Section 11.8, below), as required pursuant to
Section 11.8, below, and (ii) if the aggregate amount of (A) the Deferred Acquisition Bonus earned by Allender prior to June 30, 1997, and (B) any amounts paid to Allender upon a termination of Allender without cause (not to exceed $25,000) (collectively, the "Aggregate Deferred Acquisition Bonus Amount"), is less than $300,000, then Purchaser shall deliver to Seller a certified or bank cashier's check payable to Seller, or cash by wire transfer to Seller's account, in an amount equal to Three Hundred Thousand and No/100 Dollars ($300,000.00) less the amount of the Aggregate Deferred Acquisition Bonus Amount. Neither Seller nor Shareholder shall have any obligation to reimburse Purchaser if the amount of the Aggregate Deferred Acquisition Bonus Amount is more than $300,000.

         1.6 ESCROWED SHARES. All of the Seller Shares (the "Escrowed Shares") shall be issued in the name of Seller but shall be held by an escrow agent (the "Escrow Agent") pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"), to secure claims by Purchaser for the indemnification obligations of Seller and Shareholder pursuant to Section 11.3, below.

         1.7 TAXES. Seller shall pay all sales and use taxes and transfer fees, if any, arising out of the transfer of the Purchased Assets and shall pay its portion, prorated as of the Closing Date, of state and local property taxes. Purchaser shall not be responsible for any payroll, excise, income, business, occupation, withholding or similar tax, or any taxes of any kind, related to any period up to and including the Closing Date.

         1.8 ALLOCATION OF PURCHASE PRICE. The Initial Purchase Price and the Deferred Purchase Price (collectively, the "Purchase Price") will be allocated among the Purchased Assets in accordance with a schedule which Purchaser and Seller shall attempt to agree upon during the

30 day period commencing immediately following the Closing Date. If Purchaser and Seller are unable to agree upon such allocation, the allocation shall be conducted by the Accountant (as defined in Section 11.2, below). The allocations shall be evidenced by attaching Exhibit B to this Agreement on which the Purchase Price allocations shall be set forth. Seller and Purchaser each agree (a) to report the sale of the Purchased Assets for federal and state income tax purposes in accordance with the allocations to be set forth on Exhibit B, (b) not to take any position inconsistent with such allocations on any of its tax returns, and (c) to timely file federal tax Form 8594 with the applicable tax return for the year of this transaction reflecting such Purchase Price allocations. Any increase or decrease in the Purchase Price as a result of the adjustment made pursuant to Section 11.2 of this Agreement shall increase or decrease the allocation on a dollar for dollar basis as mutually agreed to by the parties, or in the event that the parties are unable to reach such an agreement within 90 days after the determination of the Net Working Capital of Seller as of the Closing Date, as determined by the Accountant (as defined in Section 11.2, below).


                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that the following statements are true and correct and not materially misleading as of the Effective Date:

         2.1 ORGANIZATION AND EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the Laws (as defined in Section 2.3, below) of the State of Nebraska. Seller has the requisite corporate power and authority to own and operate the Business and the Purchased Assets, to carry on the Business as presently conducted and to consummate the transactions contemplated hereby. Seller is qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of properties makes such qualification necessary, such jurisdictions being limited to Colorado, Iowa, Kansas, Missouri and South Dakota. Seller has complete corporate power and authority to consummate the transaction contemplated hereby. Copies of Seller's Articles of Incorporation, certified by the Secretary of State of the State of Nebraska, and Bylaws, certified by Seller's Secretary, are attached hereto as Schedule 2.1, and are complete and correct and, since the respective dates of certification thereof, there have not been and will not be any amendments to such Articles of Incorporation or Bylaws.

         2.2 AUTHORIZATION OF SELLER. Seller has full power, authority and legal right and capacity to enter into this Agreement and the agreements contemplated hereby (the "Ancillary Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Seller to make this Agreement and the Ancillary Agreements valid and binding upon Seller in accordance with their respective terms. This Agreement has been, and on the Closing Date the Ancillary Agreements will be, duly executed and delivered by Seller, and constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by Laws relating to the availability as specific performance, injunctive relief or other equitable remedies (collectively, the "Creditor Exceptions").

         2.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller, nor the consummation of the transactions contemplated hereby and thereby, will result in (a) a violation of, or a conflict with, Seller's charter documents or any subscription, shareholders' or similar types of agreements or understandings to which Seller is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Contract, Encumbrance or Permit to which Seller is a party or by which the Purchased Assets or the Business is bound or affected; (c) except as set forth on Schedule 2.3 hereto, the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, any party of any severance, termination, "golden parachute" or other similar payments pursuant to any employment or other Contracts of Seller, or Seller's current or former officers, directors or employees; (d) to Seller's knowledge, a violation by Seller of any applicable law, statute, code, ordinance, rule, regulation or order whether federal, state, local or other ("Laws"); (e) to Seller's knowledge, a violation by Seller of any order, judgment, writ, injunction decree or award to which Seller is a party or by which the Purchased Assets or the Business are bound; or (f) an imposition of any Encumbrance on the Purchased Assets other than a Permitted Encumbrance.

         2.4 CONSENTS AND APPROVALS. Except as set forth on Schedule 2.4 hereto, no consent, Permit, approval or authorization of, or declaration, filing, application, transfer, registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Seller by virtue of its execution, delivery and performance of this Agreement or any of the Ancillary Agreements or to avoid the loss of any Permit, or the violation, breach or termination of, or any default under, or the creation of Encumbrances on any Purchased Assets pursuant to the terms of any Law, or to enable Purchaser to own the Purchased Assets and continue the operation of the Business on the Closing Date in the manner presently conducted by Seller.

         2.5 NO ACTIONS OR PROCEEDINGS RELATED TO THE AGREEMENTS. Except as disclosed on Schedule 2.5 hereto, there is no pending or, to Seller's knowledge, threatened action, claim, suit, litigation, proceeding, arbitration, mediation or other dispute (an "Action"), whether private or public, affecting Seller or the Business which could reasonably be expected to affect the enforceability of this Agreement or any of the Ancillary Agreements or which could reasonably be expected to materially and adversely affect the Business, the Purchased Assets or Seller's ability to consummate the transactions contemplated by or perform its obligations under this Agreement or any of the Ancillary Agreements.

         2.6 VIOLATION OF APPLICABLE LAW. To Seller's knowledge, Seller's operation of the Business and ownership and/or use of the Purchased Assets is in compliance with all Laws (including, but not limited to, environmental
Laws). Seller has not received any notice from or otherwise been advised that any governmental authority or other person is claiming any violation or potential violation of any Law.

         2.7 BOOKS AND RECORDS. Seller has made and kept (and given Purchaser or its representatives access to) the Books and Records pertaining to the Business, which, in reasonable detail, accurately and fairly reflect, in all material respects, the activities and transactions of Seller related to the Business, the Purchased Assets, the Assumed Liabilities, the dispositions of assets related to the Business and the financial condition of Seller and the Business. As used herein, "Books and Records" means all books, ledgers, files, records, manuals and other materials (in any form or medium) maintained by Seller with respect to the Business or the Purchased Assets, including, but not limited to, any and all correspondence, personnel records, data base of current, former and prospective technical contractors, purchasing materials and records, vendor lists, operation and quality control records and procedures, research and development files, intellectual property disclosures and documentation, accounting records and systems, litigation files, sales order files, purchase order files, advertising materials, catalogs, price lists, brochures, mailing lists, customer lists, distribution lists, sales and promotional materials and all other records utilized by Seller in connection with the Business and all computer hardware, software and data files necessary to access or review or continue to compile or utilize any of the foregoing.

         2.8 FINANCIAL STATEMENTS AND OTHER INFORMATION. Seller has furnished to Purchaser copies of: (a) the audited balance sheets of Seller at December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for the periods then ended, together with the related notes thereto and the auditors' report thereon, and (b) Seller's unaudited balance sheet (the "Balance Sheet") at April 30, 1996 (the "Balance Sheet Date"), and the related statement of income and cash flows for the period then ended, together with the related notes thereto. All financial statements referred to in this Section 2.8 (the "Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and, except for any year-end adjustments which would customarily be made to interim financials, fairly present in all material respects the financial condition of Seller as at the respective dates thereof and the results of operations of Seller for the respective periods covered by the statements of income contained therein. The Financial Statements and the Balance Sheet are attached hereto as
Schedule 2.8. All reserves made by Seller in the Financial Statements are appropriate and adequate for all known or anticipated liabilities. To Seller's knowledge, Seller has provided and disclosed to Purchaser, its accountants and other representatives all material facts and information relating to the preparation of the Financial Statements.

         2.9 UNDISCLOSED LIABILITIES. To Seller's knowledge, except as set forth on any of the Schedules hereto, Seller does not have any liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) related to the Business or the Purchased Assets except for liabilities, obligations and commitments that are (a) reflected on the Balance Sheet, (b) under and pursuant to any Contract (other than by breach thereof by Seller or a predecessor-in-interest), and (c) incurred after the Balance Sheet Date in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement.

         2.10 NO MATERIALLY ADVERSE CHANGE. Since the Balance Sheet Date, there have been no changes in the condition, financial or otherwise, of the Business, or in its prospects, earnings or properties, whether or not arising from transactions in the ordinary course of business, that, individually or in the aggregate, have been, or could reasonably be expected to be, materially adverse to the prospects, earnings, properties or condition, financial or otherwise, of the Business.

         2.11    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
Schedule 2.11 hereto, since the Balance Sheet Date, there has not been any:

                 (a) Transaction by Seller in connection with the conduct of the Business except in the ordinary course of business as conducted on that date;

                 (b) Destruction, damage to, or loss of any material asset of Seller (whether or not covered by insurance) used in the Business;

                 (c) Labor dispute or other event or condition of any character materially and adversely affecting the prospects, earnings, properties or condition, financial or otherwise, of the Business;

                 (d) Change in accounting methods or practices by Seller (including, without limitation, any change in depreciation, amortization or valuation policies or rates) or revaluation of any of the Purchased Assets or the Assumed Liabilities or reserves reflected on the Balance Sheet with respect to the Business, or any change in any assumption underlying or methods of calculating any bad debt, contingency or other reserves related to the Business;

                 (e) Increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors, consultants, contractors or employees, or the declaration, payment, commitment or obligation of any kind for the payment, by Seller, of a bonus or other additional salary or compensation to any such person;

                 (f) Amendment or termination of any Contract or Permit related to either the Purchased Assets or the Business, except in the ordinary course of business;

                 (g) Cancellation of indebtedness or waiver or release of any right or claim of Seller related in any way to the Business;

                 (h) Declaration by the board of directors of Seller of, or agreement by Seller to declare or make, any payment or distribution with respect to the capital stock of Seller of any assets used in connection with the Business of any kind whatsoever;

                 (i) Granting any preferential rights to purchase any of the assets, properties or rights (including management and control thereof) related to the Business, or requiring the consent of any party to the transfer or assignment of any such assets, properties or rights (including management and control thereof);

                 (j) Material Encumbrance (other than a Permitted Encumbrance) on or affecting either the Purchased Assets or the Business;

                 (k) Material capital expenditure or incurring of any obligation to make any material capital expenditure in connection with the conduct of the Business;

                 (l) Failure to pay or satisfy when due any obligation of Seller;

                 (m) Providing technical contractors at other than an hourly rate;

                 (n) Agreement by Seller or Shareholder to do any of the things described in clauses (a) through (m), above;

                 (o) Citation or notice of threatened citation received for any violations or alleged violations of any Law or by any governmental entity or agency;

                 (p) Claim incurred for damages or alleged damages for actual or alleged negligence or other tort or breach of Contract (whether or not fully covered by insurance); or

                 (q) Other event or condition of any character which it is reasonable to expect will or could, individually or in the aggregate, materially and adversely affect Seller, the Purchased Assets or the Business.

         2.12 TITLE TO PURCHASED ASSETS. Seller either owns or holds under leases or licenses all of the material properties used by it in the Business and all such properties are included in the Purchased Assets. Seller has good, indefeasible and marketable title to all of the Purchased Assets owned by it, and to its leased or licensed interests in all leased or licensed assets used by it, including, but not limited to, the Purchased Assets reflected on the Balance Sheet, free and clear of all Encumbrances, except only as set forth on
Schedule 2.12 hereto.

         2.13 CONDITION AND POSSESSION OF PURCHASED ASSETS. Except as otherwise expressly set forth herein or in any of the Ancillary Agreements, Seller makes no warranties or representations, express or implied, concerning the condition of any of the Purchased Assets. Notwithstanding the foregoing, the Purchased Assets are adequate and sufficient for the operations of the Business as presently conducted by Seller. Seller enjoys peaceful and undisturbed possession of all of the Purchased Assets. None of the Purchased Assets is subject to any commitment or other arrangement for their use by any Affiliated Party of Seller, Shareholder or any third party.

         2.14 RECEIVABLES AND UNBILLED RECEIVABLES. Attached hereto as Schedules 1.1(d) and 1.1(e) are true and complete lists of the Receivables at the Balance Sheet Date and Unbilled Receivables as of the Effective Date. Except to the extent collected since the Balance Sheet Date, all Receivables are reflected on the Financial Statements and Schedule 1.1(d), and all Receivables and Unbilled Receivables accruing or created after the Balance Sheet Date are (a) valid bona fide claims against debtors for sales or other charges, and (b) subject to no defenses, set-offs or counterclaims. No additional loss reserves are required with respect to the Receivables and Unbilled Receivables other than that which is provided in the Financial Statements. Seller has no reason to believe that the Receivables and Unbilled Receivables are not collectible in accordance with their terms. Seller will update Schedules 1.1(d) and 1.1(e) at Closing to list all Receivables and Unbilled Receivables as of the Closing Date.

         2.15 LEASES. Schedule 2.15 hereto sets forth a true, correct and complete list and description of all leases, subleases, licenses and other occupancy or lease agreements under which Seller leases, subleases, licenses, occupies or uses any real or personal property included in the Purchased Assets (the "Leases"). To Seller's knowledge, all of the Leases are in good standing, legal, valid, binding and in full force and effect. There is not under any of such Leases any existing default, violation or breach by Seller or event or condition which after notice or lapse of time or both would constitute a default, violation or breach by Seller. Seller has provided or made available to Purchaser true and correct copies of all Leases.

         2.16    CONTRACTS.

                 (a) Validity of Contracts. To Seller's knowledge, all of the Contracts are in good standing, and are enforceable, legal, valid, binding and in full force and effect. Notwithstanding the foregoing, Seller makes no representation or warranty regarding the enforceability, legality, validity and binding force or effect of any nonsolicitation, noncompetition or confidentiality provisions contained in any of the Contracts. Seller has duly performed all of its obligations under each Contract to the extent those obligations have accrued and no default, violation or breach by Seller under any Contract has occurred which affects the enforceability of such Contract or any parties' rights thereunder. Since the Balance Sheet Date, Seller has not entered into any Contracts, including, without limitation, any joint venture, research and development, profit sharing agreement or the like, with customers, suppliers, vendors, contractors and employees other than those set forth on the Schedules hereto. True and complete copies of all Contracts with customers, suppliers, vendors, contractors and employees or any other agreement of the type described in this Section 2.16, any other Section of this Agreement or listed or described in any Schedule hereto, including all amendments, modifications, renewals or extensions of such Contracts, have been previously furnished or made available to Purchaser.

                 (b) Customer Contracts. Schedule 2.16 hereto sets forth a correct and complete list of the 10 largest customers (by sales volume) (the "Major Customers") of the Business during the 12-month period ended at the Balance Sheet Date indicating the sales to such Major Customers within such period and the existing contractual arrangements with each such Major Customer. As of the Balance Sheet Date, Seller had no outstanding Contracts with customers requiring payments or credits in excess of $500 on an annualized basis, except for those listed on Schedule 2.16 hereto. There are no outstanding disputes with any Major Customer and no Major Customer has refused to do business with Seller or has stated its intention not to continue to do business with or increase or reduce its purchases from Seller or Purchaser upon consummation of the transactions contemplated hereby. Seller has no reason to believe that any customer account is not collectible in accordance with its terms. No existing contractual arrangement with a customer contains any fixed price arrangement.

                 (c) Suppliers. As of the Balance Sheet Date, Seller had no outstanding Contracts with suppliers or vendors requiring payments in excess of $1,000 on an annualized basis except those listed on Schedule 2.16 hereto.

         2.17 INSURANCE. Attached as Schedule 2.17 hereto is a true and complete list and summary of all insurance maintained by Seller with respect to the Business or the Purchased Assets since July 15, 1994. Seller has provided or made available to Purchaser true and correct copies of all such insurance policies. Seller has not agreed to modify or cancel any of such insurance, nor has Seller received notice of any actual or threatened modification or cancellation of such insurance.

         2.18 PERMITS. Seller holds, free from all Encumbrances and burdensome restrictions, all permits, licenses, qualifications, municipal and other approvals, authorizations, orders, consents, and other rights from, and filings with, any governmental authority of any jurisdiction where the Business is presently conducted relating to the conduct of the Business and the ownership or use of the Purchased Assets ("Permits"). Each of the Permits is sufficient for the lawful ownership of the Purchased Assets and the lawful and efficient operation of the Business as presently conducted. Attached hereto as
Schedule 2.18 is a list of all such Permits, true and complete copies of which have been furnished or made available to Purchaser. All Permits required for the lawful ownership of the Purchased Assets and the lawful and efficient operation of the Business as presently conducted will be in full force and effect on the Closing Date.

         2.19 INTELLECTUAL PROPERTY. Seller owns, has a license for, or rightfully possesses all of the intellectual property of the Business (the "Business Intellectual Property") necessary and sufficient for the lawful and efficient operation of the Business as presently conducted, without any known conflict with the rights of others. Attached hereto as Schedule 2.19 is a list of all of the Business Intellectual Property, including without limitation, all trade names, trademarks, copyrights and patents, any and all applications and registrations pertaining thereto, trade secrets, inventions know-how and formulae. Except as set forth on Schedule 2.19 hereto, there are no outstanding options, licenses or agreements of any kind relating to Seller's grant of any of its rights, title and interest in and to any such Business Intellectual Property. Seller has not received any communication alleging that it has violated or, by conducting the Business, would violate any of the proprietary rights of any other person or entity.

         2.20 EMPLOYEES AND CONTRACTORS. Attached hereto as Schedule 2.20 is a list of the names, current annual rates of salary, bonuses, employee benefits, accrued vacation times, sick pay and other compensation, date of hire and location of all the present employees, contractors and agents of Seller who provide services in connection with the Business. Except as set forth on Schedule 2.11, none of such persons has received an increase in salary or other compensation from Seller since the Balance Sheet Date. Except as set forth on Schedule 2.20, there are no employment or consulting contracts or arrangements, including pensions, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of Seller not terminable on 14 days' notice. There are no collective bargaining agreements with any union or other bargaining group for any of Seller's employees, nor is Seller aware of any efforts by its employees or contractors to organize or participate in any of the foregoing. To Seller's knowledge, no employee or contractor is in violation of any of its obligations to, or any employment agreement with, a prior employer. Seller has made available to Purchaser true and correct copies of all performance reviews conducted of the persons set forth on Schedule 2.20.

         2.21 EMPLOYEE BENEFITS. Except as set forth on Schedule 2.21 hereto, there are no pension, bonus, profit sharing, stock option or employee benefit plans maintained by Seller or to which Seller contributes or is required to contribute. All such plans set forth on Schedule 2.21 hereto, and their related trusts, if any, comply with the provisions of and have been administered in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable Laws.

         2.22 LABOR MATTERS. Seller has complied with all provision of Law pertaining to the employment of employees and the hiring and terminating of contractors, including, without limitation all such Laws relating to labor relations, equal employment practices, fair employment practices, entitlements, COBRA, prohibited discrimination, terms and conditions of employment, wages and hours, or other similar employment practices or acts, and Seller is not engaged in any unfair labor practices and is not a party to any Action involving a violation or alleged violation of any of any of the foregoing Laws. Except as set forth on Schedule 2.5 hereto, there are no pending or, to Seller's knowledge, threatened Actions against Seller by any employee or contractor with respect to any matter arising out of, relating to or in connection with such employee's or contractor's employment by Seller.

         2.23    TRANSACTIONS WITH AFFILIATED PARTIES.  Attached hereto as
Schedule 2.23 is a true and complete list and description of all transactions engaged in between Seller and any director, officer, employee, shareholder (including Shareholder) or agent of Seller or, to Seller's knowledge, any of their spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a shareholder, employee, officer or director, or any partnership in which any such person or party owns an interest (all such persons, trusts, corporations and partnerships being herein referred to collectively as "Affiliated Parties" and individually as an "Affiliated Party"). Except as described on Schedule
2.23 hereto, no Affiliated Party of Seller owns or has any interest in, directly or indirectly, any of the Purchased Assets. To Seller's knowledge, no Affiliated Party has any ownership interest, directly, indirectly or beneficially, in any competitor or potential competitor, supplier or customer of Seller.

         2.24    TAXES.

                 (a) All federal, state and other tax returns of Seller required by Law to be filed have been duly filed on a timely basis. All tax returns filed or to be filed with respect to all fiscal periods through and including the fiscal year ended December 31, 1995 by Seller are true, correct and complete in all material respects and no taxes, assessments, fees or other governmental charges upon Seller or any of its properties or assets (other than those already paid or reserved for with respect to such tax returns) are or will be required to be paid. All deposits required to be made by Seller with respect to any tax or withholding obligation on its part have been made by Seller on a timely basis in accordance with applicable Law.

                 (b) As used in this Agreement, "tax" and "taxes" are defined to include all taxes, charges, fees, levies or other assessments imposed by and required to be paid to any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, ad valorem, payroll and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

                 (c) As used in this Agreement, "tax return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any tax (whether or not such tax is imposed on Seller) or the administration of any Laws relating to any tax.

                 (d) Schedule 2.24 hereto lists each jurisdiction in which Seller is required to file tax returns in connection with the conduct of the Business or related to the Purchased Assets and any investigation, audit or claim now pending against Seller in respect of any tax or assessment, or any claim for any additional tax or assessment asserted by any such authority against Seller. True and correct copies of all such returns for the past three years have been provided to Purchaser.

                 (e) Seller has not granted any extensions of statutes of limitations with respect to any taxes.

                 (f) The charges, accruals and reserves on the books of Seller in respect of federal and state income taxes for all periods since the fiscal year ended December 31, 1995, and in respect of other taxes for all outstanding periods, are adequate and Seller does not know of any additional assessments for such years or any basis therefor. Notwithstanding anything contained in this Agreement to the contrary, if any claims or assessments for additional federal, state, local or foreign taxes are made against Seller for any period prior to the Closing Date, Seller shall indemnify and hereby holds harmless Purchaser from and against any such damage, liability, loss, cost or deficiency (including interest and penalties), subject to and in accordance with the procedures set forth in Section 11.3, below.

         2.25 CERTAIN PAYMENTS. Neither Seller nor, to the knowledge of Seller, any other person or other entity has, directly or indirectly, on behalf of or with respect to Seller: (a) made an unreported political contribution;
(b) made or received any payment which was not legal to make or receive; (c) engaged in any transaction or made or received any payment which was not properly recorded in the Books and Records; (d) created or used any "off-book" bank or cash account or "slush fund"; or (e) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

         2.26 NO FINDER. Neither Seller nor any person or entity acting on its behalf has paid or has become obligated to pay any fee or commission to any broker, finder or intermediary on account of the transactions contemplated herein.

         2.27 PURCHASE FOR SELLER'S OWN ACCOUNT. Seller is acquiring the Seller Shares for investment and for Seller's own account, and not with a view to the resale or distribution of any part thereof.

         2.28 INVESTMENT EXPERIENCE. Seller is experienced in investing in securities of companies such as Purchaser and can evaluate and bear the economic risk of its investment.

         2.29 RESTRICTED SECURITIES. Seller understands that the Seller Shares will be characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired directly from Purchaser in a transaction not involving a public offering. Seller acknowledges that the certificate and instruments evidencing the Seller Shares will bear the following legend:

                 THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES AND MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

         2.30 FULL DISCLOSURE. To Seller's knowledge, no representation, warranty or other statement of Seller contained in this Agreement, the Ancillary Agreements or any other document, certificate or written statement furnished to Purchaser in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         Shareholder represents and warrants to Purchaser that the following statements are true and correct and not materially misleading as of the Effective Date:

         3.1 AUTHORIZATION. Shareholder has full power, authority and legal right and capacity to enter into this Agreement and each of the Ancillary Agreements to which he is a party, to perform his obligation hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which he is a party have been duly executed and delivered by him and constitute the valid and binding obligation of him, enforceable against him, in accordance with the terms hereof and thereof, except as the same may be limited by the Creditor Exceptions.

         3.2 CONSENTS AND APPROVALS. No consent, permit, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or to Shareholder's knowledge, any other person or entity, is required to be obtained or made by Shareholder in connection with his execution, delivery and performance of this Agreement and any of the Ancillary Agreements to which he is a party or the consummation of the transactions contemplated hereby or thereby in accordance with the provisions hereof and thereof.

         3.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Shareholder is a party by him, nor his consummation of the transactions contemplated hereby or thereby, nor the fulfillment of, or compliance with the terms and conditions of any of the foregoing, will result in (a) a material breach of, or a material default (or an event which, with notice or lapse of time or both would constitute a material default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any material contract, agreement, instrument, license, Encumbrance or Permit to which he is a party or by which his assets are bound or affected, or (b), to Shareholder's knowledge, a violation of any Law, order, judgment, writ, injunction, decree or award to which he is subject or a party to or by which he or his assets are bound.

         3.4 NO ACTIONS OR PROCEEDINGS. There is no pending or, to Shareholder's knowledge, threatened Action affecting or involving him or his assets which could reasonably be expected to materially affect the enforceability of this Agreement or any of the Ancillary Agreements to which he is a party or which could reasonably be expected to materially affect his ability to consummate the transactions contemplated hereby or thereby or to perform his obligations hereunder or thereunder in accordance with the provisions hereof and thereof.

         3.5 SELLER'S REPRESENTATIONS AND WARRANTIES. Shareholder has no actual knowledge, nor does Shareholder have any reason to believe, that any of the representations and warranties of Seller contained herein and in each of the Ancillary Agreements to which it is a party are not true and correct and not materially misleading as of the Effective Date or that they will not continue to be true, correct, and not materially misleading at all times thereafter up to and including the Closing Date.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that the following statements are true and correct and not materially misleading as of the Effective Date:

         4.1 ORGANIZATION AND EXISTENCE OF PURCHASER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, and has all requisite corporate power to enter into and perform this Agreement and the transactions contemplated hereby. Except for the State of Washington, Purchaser is qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of properties makes such qualification necessary.

         4.2 AUTHORITY OF PURCHASER. Purchaser has full power, authority and legal right and capacity to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements have been duly authorized by the Board of Directors of Purchaser.
No further corporate action is necessary on the part of Purchaser to make this Agreement and the Ancillary Agreements valid and binding upon Purchaser in accordance with their respective terms. This Agreement has been, and on the Closing Date the Ancillary Agreements will be, duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as the same may be limited by the Creditor Exceptions.

         4.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will result in (a) a violation of, or a conflict with, Purchaser's charter documents or any subscription, shareholders' or similar types of agreements or understandings to which Purchaser is a party; (b) to Purchaser's knowledge, a violation by Purchaser of any Law; or (c) to Purchaser's knowledge, a violation by Purchaser of any order, judgment, writ, injunction decree or award to which Purchaser is a party.

         4.4 CONSENTS AND APPROVALS. Except as set forth on Schedule 4.4 hereto, no consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Purchaser by virtue of its execution, delivery and performance of this Agreement or any of the Ancillary Agreements or Purchaser's consummation of the transactions contemplated hereby or thereby other than state and federal filings that may be required under securities Laws with respect to the issuance and sale of the Seller Shares.

         4.5 NO ACTIONS OR PROCEEDINGS RELATED TO THE AGREEMENTS. There is no pending or, to Purchaser's knowledge, threatened Action affecting Purchaser which could reasonably be expected to affect the enforceability of this Agreement or any of the Ancillary Agreements or which could reasonably be expected to materially and adversely affect Purchaser's ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or any of the Ancillary Agreements.

         4.6 NO FINDER. Neither Purchaser nor any person or entity acting on its behalf has paid or has become obligated to pay any fee or commission to any broker, finder or intermediary on account of the transactions contemplated herein.

         4.7 FINANCIAL STATEMENTS AND OTHER INFORMATION. Purchaser has furnished to Seller copies of: (a) the audited balance sheets of Purchaser at July 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for the periods then ended, together with the related notes thereto and the auditors' report thereon, and (b) Purchaser's unaudited balance sheet ("Purchaser's Balance Sheet") at April 30, 1996, and the related statements of income and cash flows for the period then ended, together with the related notes thereto. All financial statements referred to in this
Section 4.7 ("Purchaser's Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and, except for any year-end adjustments which would customarily be made to interim financial statements, fairly present in all material respects the financial condition of Purchaser as at the respective dates thereof and the results of operations of Purchaser for the respective periods covered by the statements of income contained therein. Purchaser's Financial Statements and Purchaser's Balance Sheet are attached hereto as Schedule 4.7.

         4.8 NO MATERIALLY ADVERSE CHANGE. Since the Balance Sheet Date, there have been no changes in the condition, financial or otherwise, of Purchaser's business, or in its prospects, earnings or properties, whether or not arising from transactions in the ordinary course of business, that, individually or in the aggregate, have been, or could reasonably be expected to be, materially adverse to the prospects, earnings, properties or condition, financial or otherwise, of Purchaser or Purchaser's business.

         4.9     TAXES.

                 (a) All federal, state and other tax returns of Purchaser required by Law to be filed have been duly filed on a timely basis. Subject to the resolution of the pending audit that is disclosed in a footnote to Purchaser's Financial Statements (the "Pending Audit"), all tax returns filed or to be filed with respect to all fiscal periods through and including the fiscal year ended July 31, 1995 by Purchaser are true, correct and complete in all material respects and no taxes, assessments, fees or other governmental charges upon Purchaser or any of its properties or assets (other than those already paid or reserved for with respect to such tax returns) are or will be required to be paid.

                 (b) Subject to the resolution of the Pending Audit, the charges, accruals and reserves on the books of Purchaser in respect of federal and state income taxes for all periods since the fiscal year ended July 31, 1995, and in respect of other taxes for all outstanding periods, are adequate and Purchaser does not know of any additional assessments for such years or any basis therefor.

         4.10 CAPITAL STRUCTURE. The authorized capital stock of Purchaser consists of 20,000,000 DPRC Common Shares and 2,000,000 shares of Preferred Stock ("DPRC Preferred Shares"). As of March 31, 1996, there were not more than 6,993,000 DPRC Common Shares outstanding, no shares of DPRC Preferred Shares outstanding, and not more than 441,120 DPRC Common Shares reserved for issuance upon the exercise of outstanding employee stock options (the "Purchaser Options"). All outstanding DPRC Common Shares are, and any DPRC Common Shares issued on exercise of any Purchaser Options will be, validly issued, fully paid, non-assessable and not subject to any preemptive rights or to any agreement to which Purchaser is a party or by which Purchaser may be bound. The Seller Shares are duly authorized and reserved for issuance, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and not subject to any preemptive rights. Except for the DPRC Common Shares issuable pursuant to Purchaser Options, there are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Purchaser is a party by which it may be bound obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Purchaser or obligating Purchaser to grant, extend or enter into any such option, warrant, call, conversion right, amendment, agreement, contract, understanding, restriction, arrangement or right. Neither the offer nor the issuance and sale of the Seller Shares does or will constitute an event under any anti-dilution provisions of any securities issued or issuable by Purchaser or any agreements with respect to the issuance of securities by Purchaser, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by Purchaser pursuant to such provisions. To Purchaser's knowledge, all outstanding securities of Purchaser have been issued: (a) in compliance with the registration and prospectus delivery requirements of the applicable federal securities statutes and regulations and the registration and qualification requirements of all applicable state securities laws; or (b) in compliance with any one or more applicable exemptions to such federal and state securities laws. Since March 1996, Purchaser has filed all necessary disclosure documents and reports in connection with its securities and all such documents and reports contain no untrue statement of material fact or omit to state a material fact.


                                   ARTICLE 5

                      SELLER'S OBLIGATIONS BEFORE CLOSING

         Seller covenants that from the Effective Date until the Closing:

         5.1 ACCESS TO INFORMATION. Purchaser and its counsel, accountants and other representatives shall have full access during normal business hours to all properties, Books and Records, Contracts, Permits and other documents of or relating to the Business and the Purchased Assets so that Purchaser may have full opportunity to make such investigation as it shall desire to make of the affairs of Seller. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the Business, finances and properties that may reasonably be requested.

         5.2 CONDUCT OF BUSINESS. Seller will carry on the Business and its activities diligently, in the ordinary course and in substantially the same manner as they previously have been carried out, and, in any event, Seller, without the prior written consent of Purchaser, will not:

                 (a) Cause any change in the assets, liabilities, financial condition or operating results of the Business from that reflected in the Financial Statements, except changes in the ordinary course of business that are not, in the aggregate, materially adverse;

                 (b) Cause any material change or amendment to a material Contract or arrangement by which Seller or any of the Purchased Assets is bound or subject;

                 (c) Cause any material change in any compensation arrangement or agreement with any employee or contractor;

                 (d) Pay any employee a bonus or stock dividend other than that which may become due and payable under any applicable Contract or pursuant to Seller's written commission payment plan;

                 (e) Sell, or permit any transfer of, whether individually or in the aggregate, any controlling ownership interest in Seller, or grant, or permit any granting of, any option to acquire, whether individually or in the aggregate, any controlling ownership interest in Seller;

                 (f) Incur any indebtedness for borrowed money other than pursuant to the terms and conditions of any one or more of the Excluded Assets;

                 (g) Allow any existing insurance to lapse or be amended in any material respects;

                 (h) Enter into any agreement to provide technical contractors at other than an hourly rate; or

                 (i) Enter into any agreement or commitment to do any of the things described in this Section 5.2.

         5.3     BUSINESS RELATIONSHIPS.  Seller will use its best efforts to
(a) preserve its business organizations intact, and (b) preserve its present relationships with customers, suppliers, contractors and employees and others having business relationships with Seller.

         5.4 EMPLOYEES AND CONTRACTORS. Seller acknowledges that Purchaser intends to hire all or substantially all of Seller's employees and contractors who work primarily for the

Business, as Purchaser's employees and contractors. Seller will cooperate fully in providing the necessary information or to perform any other duties as may be reasonably requested by Purchaser to accomplish this result. Any current employee or contractor of Seller who shall be hired by Purchaser shall be referred to herein as a "Transferred Employee."

         5.5 CONFIDENTIALITY. Seller and Shareholder will, and will each use its best efforts to cause Seller's employees, contractors, officers, directors and other representatives to, hold in strict confidence, and will not use to the detriment of Purchaser, any information or data obtained in connection with this Agreement; and if the transaction contemplated by this Agreement is not consummated, Seller will return to Purchaser all such information and data as Purchaser may reasonably request, including, but not limited to, worksheets, test reports, manuals, lists, memoranda and other documents prepared or made available to Seller or their respective representatives in connection with this transaction.

         5.6 THIRD PARTY CONSENTS. Seller shall take, as promptly as possible, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and Seller will use reasonable efforts to obtain all waivers, Permits, consents, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are in the reasonable opinion of Purchaser necessary or desirable in connection with the transactions contemplated by this Agreement.

         5.7 NO SOLICITATION. Prior to the Closing, neither Seller nor Shareholder will, directly or indirectly, through any officer, director, partner, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase, whether individually or in the aggregate, of any controlling equity interest in, or all or a substantial portion of the Purchased Assets of, Seller or any business combination with Seller in which Seller is not the surviving entity, or participate in any negotiations regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing, except as provided for herein.

         5.8 NO PRESS RELEASE. Seller and Shareholder expressly agree that they will not, whether before, on, or after the Closing Date, issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior written approval of Purchaser. Seller and Shareholder acknowledge that Purchaser may make any press release or similar announcement reasonably required so as to allow Purchaser or any of its affiliates to comply with the disclosure requirements of any applicable securities Laws. Purchaser will provide Seller and Shareholder with a courtesy copy of any such press release or similar announcement prior to such release or announcement.

                                   ARTICLE 6

                     PURCHASER'S OBLIGATIONS BEFORE CLOSING

         Purchaser covenants that from the Effective Date until the Closing:

         6.1 CONFIDENTIALITY. Purchaser will, and Purchaser will use its best efforts to cause its employees, officers, directors and other representatives to, hold in strict confidence, and will not use to the detriment of Seller, any information or data provided to Purchaser by Seller or its representatives in connection with this Agreement; and if the transaction contemplated by this Agreement is not consummated, Purchaser will return to Seller all such information and data as Seller may reasonably request, including but not limited to worksheets, test reports, manuals, lists, memoranda and other documents prepared or made available to Purchaser or its representatives in connection with this transaction.

         6.2 THIRD PARTY CONSENTS. Purchaser shall take as promptly as possible, or cause to be taken, all actions due or cause to be done, all things necessary, proper and advisable to consummate or make effective the transactions contemplated by this Agreement and Purchaser will use reasonable efforts to obtain all waivers, permits, consents, approvals, authorizations, and clearances and to effect all registrations, filings and notices with or to third parties or governmental, regulatory or public bodies or authorities which are in the reasonable opinion of Seller necessary or desirable in connection with the transactions as contemplated by this Agreement.


                                   ARTICLE 7

                CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

         7.1 CONDITIONS. The obligations of Purchaser to purchase the Purchased Assets pursuant to this Agreement are subject to the satisfaction, at or before the Closing Date, of all of the conditions set out below in this
Article 7.

         7.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Except as otherwise permitted by this Agreement and without giving effect to any of the Updated Schedules other than the Updated Schedules to Schedules 1.1(d) and 1.1(e) hereto, all representations and warranties made by Seller and Shareholder in this Agreement or in any written Schedule or statement delivered to Purchaser by Seller or Shareholder under this Agreement or the Ancillary Agreements shall be true, correct and not materially misleading on and as of the Closing Date as though made at that time except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

         7.3 PERFORMANCE OF SELLER AND SHAREHOLDER. Seller and Shareholder each shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

         7.4 OFFICER'S CERTIFICATE. Purchaser shall have received a certificate, in the form attached as Exhibit C hereto, dated the Closing Date, signed and verified by the President of Seller and Shareholder certifying, that the conditions specified in Sections 7.2 and 7.3, above, have been fulfilled.

         7.5 CONSENTS. All necessary agreements, waivers, approvals, authorizations, assurances and consents of third parties to the consummation of the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.4 hereto, shall have been obtained by Seller and delivered to Purchaser. All of such agreements, waivers, approvals, authorizations, assurances and consents shall be in form and substance reasonably satisfactory to Purchaser.

         7.6 PAY-OFF LETTERS. Seller shall have obtained and delivered to Purchaser lien release or termination statements and pay-off letters, each in form and substance to the reasonable satisfaction of Purchaser, from each of the persons receiving a Third Party Payment, as set forth on Schedule 1.5(a)(2) hereto.

         7.7 ABSENCE OF LITIGATION. No Action shall have been instituted or threatened which (a) questions the validity or enforceability of the transactions contemplated hereby, (b) materially and adversely affects the Purchased Assets or the Business, (c) is reasonably likely to result in any material liability to Purchaser if the transactions contemplated by this Agreement or the Ancillary Agreements are consummated, or (d) which could reasonably be expected to adversely affect Purchaser's ability to own the Purchased Assets following the Closing Date.

         7.8 ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the Business nor shall there exist any event or condition of any character which, individually or in the aggregate, could reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results, or prospects of the Business.

         7.9 ESCROW AGREEMENT. Purchaser shall have obtained an executed Escrow Agreement from Seller and the Escrow Agent.

         7.10 EMPLOYMENT AGREEMENTS. Purchaser shall have obtained (a) an executed employment agreement from Gerald R. Ladd in the form of Exhibit D hereto (the "Ladd Employment Agreement"), (b) an executed employment agreement from Allender in form and substance reasonably satisfactory to Purchaser (the "Allender Employment Agreement"), and (c) Consents to Assignment in substantially the form attached hereto as Exhibit E (the "Consents to Assignment"), with respect to each of the employment agreements entered into between Seller and James Beaman, Kevin L. Masten, Richard P. Ocken, Jerome D. Pape, Randy D. Shoults and Susan E. Thaden, duly executed by Seller and each of the foregoing employees.

         7.11 DELIVERY OF CORPORATE DOCUMENTS. There shall have been delivered to Purchaser (a) copies (certified by the Secretary of Seller) of the minutes of the meetings of the Board of Directors and the shareholders of Seller at which the Board of Directors and the shareholders of Seller shall have authorized and approved the transactions hereunder. Seller shall have delivered to Purchaser certified copies of Seller's Articles of Incorporation and Bylaws, all Permits, Contracts and other documents as required by Article 2, above.

         7.12 NAME CHANGE. At the Closing, Seller shall have taken all necessary corporate action to authorize the change of its name to a name which does not include the words "ADD Consulting," "Applications Design and Development," or any variant thereof.

         7.13 UPDATES TO SCHEDULES. Seller and Shareholder shall have delivered to Purchaser Schedules updated through the Closing Date (the "Updated Schedules"). Each of the Updated Schedules shall reflect all applicable changes to the information required to be disclosed by Seller or Shareholder therein from the Effective Date through the Closing Date; provided, however, that nothing herein shall relieve Seller or Shareholder of any liability hereunder due to the fact that any Schedule updated hereunder was not true and correct, or was materially misleading, as of the Effective Date. Each of the Updated Schedules shall be in form and substance reasonably satisfactory to Purchaser.

         7.14 NO CASUALTY. There shall not have occurred any damage, destruction or loss which has (whether or not covered by insurance) materially and adversely affected the Purchased Assets.

         7.15 OPINION OF COUNSEL. Purchaser shall have received from Abrahams, Kaslow & Cassman, counsel for Seller, an opinion, dated the Closing Date, as to such matters as Purchaser may reasonably request.

         7.16 REGISTRATION RIGHTS AGREEMENT. Purchaser shall have obtained an executed registration rights agreement from Seller in the form of Exhibit F hereto (the "Registration Rights Agreement").

         7.17 EXECUTION OF TRANSFER DOCUMENTS. Seller shall have executed and delivered to Purchaser such bills of sale, warranty deeds, assignments, certificates of title and any and all other instruments of conveyance and transfer as shall have been required by Purchaser and Purchaser's counsel in order to effectively convey and transfer to Purchaser the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

         7.18 SECURITIES MATTERS. The offer, sale and issuance of the Seller Shares shall constitute a transaction exempt from the registration and prospectus delivery or permit requirements of Section 5 of the Security Act of 1933, as amended (the "Securities Act"), and Purchaser shall obtain all necessary qualifications, permits, approvals and consents, if any, required by all applicable state Laws governing the offer, sale and issuance of the Seller Shares hereunder.

                                   ARTICLE 8

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         8.1 CONDITIONS. The obligations of Seller to sell and transfer the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing Date, of all the following conditions of this Article 8.

         8.2     ACCURACY OF PURCHASER'S REPRESENTATIONS AND WARRANTIES.
Except as otherwise permitted by this Agreement, all representations and warranties by Purchaser contained in this Agreement or the Ancillary Agreements shall be true, correct and not materially misleading on and as of the Closing Date as though made at that time except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

         8.3 PERFORMANCE OF PURCHASER. Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

         8.4 OFFICER'S CERTIFICATE. Seller shall have received a certificate, in the form attached as Exhibit G hereto, dated the Closing Date, signed and verified by an officer of Purchaser certifying, that the conditions specified in Sections 8.2 and 8.3, above, have been fulfilled.

         8.5 ESCROW AGREEMENT. Seller shall have obtained an executed Escrow Agreement from Purchaser and the Escrow Agent.

         8.6 EMPLOYMENT AGREEMENTS. Seller shall have obtained executed copies of (a) the Ladd Employment Agreement from Shareholder, (b) the Allender Employment Agreement from Allender, and (c) Consents to Assignment with respect to each of the employment agreements between Seller and James Beaman, Kevin L. Masten, Richard P. Ocken, Jerome D. Pape, Randy D. Shoults and Susan E. Thaden, duly executed by each of the foregoing employees.

         8.7 OPINION OF COUNSEL. Seller shall have received from Riordan & McKinzie, counsel for Purchaser, an opinion, dated the Closing Date, as to such matters as Seller may reasonably request.

         8.8 CONSENTS. All necessary agreements, waivers, approvals, authorizations, assurances and consents of third parties to the consummation of the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 4.4 hereto, shall have been obtained by Purchaser and delivered to Seller. All of such agreements, waivers, approvals, authorizations, assurances and consents shall be in form and substance reasonably satisfactory to Seller.

         8.9 ABSENCE OF LITIGATION. No Actions shall have been instituted or threatened which (a) questions the validity or enforceability of the transactions contemplated hereby, (b) materially and adversely affects Purchaser's business, (c) is reasonably likely to result in any material liability to Seller if the transactions contemplated by this Agreement or the Ancillary Agreements are consummated, or (d) which could reasonably be expected to materially and adversely effect Seller's right, title and interest in and to the Seller Shares.

         8.10 ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in Purchaser's business nor shall there exist any event or condition or any character which, individually or in the aggregate, could reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results or prospects of Purchaser's business.

         8.11 DELIVERY OF CORPORATE DOCUMENTS. There shall have been delivered to Seller (a) copies (certified by the Secretary of Purchaser) of the minutes of the meetings of the Board of Directors of Purchaser which Board of Directors of Purchaser shall have authorized and approved the transactions hereunder. Purchaser shall have delivered to Seller certified copies of Purchaser's Articles of Incorporation and Bylaws.

         8.12 REGISTRATION RIGHTS AGREEMENT. Seller shall have obtained an executed counterpart of the Registration Rights Agreement.

         8.13 SECURITIES MATTERS. The offer, sale and issuance of the Seller Shares shall constitute a transaction exempt from the registration and prospectus delivery or permit requirements of Section 5 of the Securities Act, and Purchaser shall have obtained all necessary qualifications, permits, approvals and consents, if any, required by all applicable state Laws governing the offer, sale and issuance of the Seller Shares hereunder.


                                   ARTICLE 9

                          TERMINATION PRIOR TO CLOSING

         9.1 TERMINATION. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

                 (a) By the mutual written consent of Purchaser and Seller;

                 (b) By either Purchaser or Seller in writing, without liability to the party terminating this Agreement on account of such termination, if the Closing shall not have occurred on or before July 2, 1996; or

                 (c) By either Purchaser or Seller in writing, without liability to the party terminating this Agreement on account of such termination, if Purchaser or Seller, as the case may be, shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breaches any of its representations, warranties or covenants contained herein.

         9.2 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article 9 shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without any liability on the part of any party or the shareholders, directors, officers or partners in respect thereof, except for the obligations under Sections 5.5, 6.1 and 11.3, below; provided, however, that termination pursuant to clause (b) or (c) of
Section 9.1, above, shall not relieve the defaulting or breaching party from any liability to the other party.


                                   ARTICLE 10

                                  THE CLOSING

         10.1 CLOSING. The closing of the sale and purchase of the Purchased Assets (the "Closing" or "Closing Date") shall take place at such place, time and date as may be mutually agreed to by the parties.
Notwithstanding anything in this Agreement to the contrary, the Closing shall be deemed effective as of the close of business on June 30, 1996.

         10.2 SELLER'S OBLIGATIONS. At the Closing, Seller shall deliver to Purchaser the following:

                 (a) The Bill of Sale in the form of Exhibit H hereto and such other instruments of transfer which may be reasonably necessary to transfer to Purchaser all of Seller's right, title and interest in and to the Purchased Assets, all in form and substance reasonably satisfactory to Purchaser duly executed by Seller;

                 (b) The Assignment and Assumption in the form of Exhibit I hereto, and all other instruments of assignment and transfer of all other Purchased Assets of every kind and description and wherever situated;

                 (c) The Officer's Certificate required by Section 7.4, above;

                 (d)      The consents required by Section 7.5, above;

                 (e) The lien releases or termination statements and pay-off letters required by Section 7.6, above;

                 (f) All Books and Records and other data relating to the Business (other than its corporate records);

                 (g) The Escrow Agreement referred to in Section 7.9, above, shall have been duly executed by Seller and the Escrow Agent and originals thereof shall have been delivered to Purchaser;

                 (h) The Ladd Employment Agreement, the Allender Employment Agreement and the Consents to Assignment referred to in Section 7.10, above, shall have been duly executed by the parties thereto (other than Purchaser) and originals thereof shall have been delivered to Purchaser;

                 (i) The certified resolutions and charter documents required by Section 7.11, above;

                 (j) An originally executed amendment to Seller's Articles of Incorporation, for filing by Purchaser, amending Seller's Articles of Incorporation to amend the name of Seller to a name other than "ADD Consulting," "Applications Design and Development," or any variant thereof, as required by Section 7.12, above;

                 (k) The updated Schedules required by Section 7.13, above;

                 (l) The opinion of counsel required by Section 7.15, above; and

                 (m)      The Registration Rights Agreement referred to in
Section 7.16, above, shall have been duly executed by Seller and originals thereof shall have been delivered to Purchaser.

         10.3 PURCHASER'S OBLIGATIONS. At the Closing, Purchaser shall deliver to Seller the following:

                 (a) The Assignment and Assumption in the form of Exhibit I hereto;

                 (b) Evidence of the payment, concurrently with the Closing, to all persons entitled to Third Party Payments, as required under
Section 1.5(a)(2), above, in accordance with the pay-off letters provided to Purchaser by Seller under Section 7.6, above;

                 (c) A certified or bank cashier's check payable to Seller, or cash by wire transfer to Sellers' account, in the amount of the Cash Purchase Price, as required by Section 1.5(a)(3), above;

                 (d) A stock certificate certifying that Seller is the registered owner of the Seller Shares, as required under Section 1.5(a)(4), above;

                 (e) The Officer's Certificate required by Section 8.4, above;

                 (f) The Escrow Agreement referred to in Section 8.5, above, shall have been duly executed by Purchaser and the Escrow Agent and originals thereof shall have been delivered to the appropriate persons;

                 (g) The Ladd Employment Agreement, the Allender Employment Agreement and the Consents to Assignment referred to in Section 8.6, above, shall have been duly executed by Purchaser and originals thereof shall have been delivered to the appropriate persons;

                 (h) The opinion of counsel required by Section 8.7, above;

                 (i)      The consents required by Section 8.8, above;

                 (j) The certified resolutions and charter documents required by Sections 8.11, above; and

                 (k)      The Registration Rights Agreement referred to in
Section 8.12, above, shall have been duly executed by Purchaser and originals thereof shall have been delivered to Seller.


                                   ARTICLE 11

                                  POST CLOSING

         11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two years, except all representations and warranties with respect to tax matters shall survive through the applicable statute of limitations (each, a "Survival Date").

         11.2    POST-CLOSING ADJUSTMENT.

                 (a) Within 90 days after the Closing Date, Purchaser shall compute the amount of Net Working Capital (as defined in Section 11.2(c), below) of Seller as of the Closing Date in accordance with generally accepted accounting principles, and shall provide to Seller, for Seller's review and approval, its computations and working papers reflecting how such computations were made. If Seller has any objections to the amount of the Net Working Capital determined by Purchaser, it will deliver detailed statements describing its objections to Purchaser within 30 days after receiving Purchaser's computations and working papers reflecting how Purchaser's computations were made. The parties will use their reasonable efforts to resolve any such objections. If, however, the parties do not obtain final resolution of this matter within 30 days after Purchaser has received the statements of objections, the dispute shall be referred to Ernst & Young, LLP (the "Accountant") within 15 days following such 30-day period. The Accountant's determination of Net Working Capital shall be binding upon all parties. Purchaser and Seller shall use their best efforts to aid the Accountant in reaching a decision within 30 days from the date the Accountant is so selected. Purchaser and Seller will share responsibility for the fees and expenses of the Accountant based on the degree to which the Accountant accepts the respective positions of the parties, as conclusively determined by the Accountant.

                 (b) If the Net Working Capital of Seller as of the Closing Date is less than $750,000, Seller shall pay to Purchaser within 10 business days of such determination a cash amount equal to the difference between $750,000 and the Net Working Capital of Seller as of the Closing Date. If, however, the Net Working Capital of Seller as of the Closing Date is more than $750,000, Purchaser shall pay to Seller within 10 business days of such determination a cash amount equal to one-half (1/2) of the difference between the Net Working Capital of Seller as of the Closing Date and $750,000.

                 (c) For purposes of this Agreement, "Net Working Capital" means the difference between the Purchased Assets and the Assumed Liabilities, determined in accordance with generally accepted accounting principles as of the applicable dates. The Net Working Capital of Seller as of the Balance Sheet Date is shown on Exhibit J attached hereto. The Net Working Capital of Seller as of the Closing Date shall be determined in the same manner used by the parties to determine the Net Working Capital of Seller as of the Balance Sheet Date.

         11.3    INDEMNIFICATION OBLIGATIONS.

                 (a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser and any of its affiliates and their respective officers, directors, partners, agents, employees, attorneys and representatives, and their respective heirs, executors, administrators, successors and assigns (collectively, "Purchaser Representatives"), and shall reimburse Purchaser and any of its affiliates and Purchaser Representatives, on demand, for any claim, demand, loss, liability, damage or expense, including without limitation interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation incurred as a result thereof ("Damages"), resulting from any of the following:

                          (i)     The Excluded Liabilities;

                          (ii)    Any breach or default in the performance by
Seller of any covenant or agreement of Seller contained herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

                          (iii)   Any breach of warranty or inaccurate or
erroneous representation made by Seller herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

                          (iv)    Purchaser's failure to comply with any
applicable bulk sale or transfer Law; or

                          (v)     Any liability arising out of any and all
Actions, demands, judgments, costs and expenses incident to any of the foregoing.

                 (b) Indemnification by Shareholder. Shareholder shall indemnify, defend and hold harmless Purchaser and any of its affiliates and their respective Purchaser Representatives, and shall reimburse Purchaser and any of its affiliates and Purchaser Representatives, on demand, for any Damages resulting from any of the following:

                          (i)     The Excluded Liabilities;

                          (ii)    Any breach or default in the performance by
Shareholder of any covenant or agreement of Shareholder contained herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Shareholder pursuant hereto or thereto;

                          (iii)   Any breach of warranty or inaccurate or
erroneous representation made by Shareholder herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Shareholder pursuant hereto or thereto;

                          (iv)    Purchaser's failure to comply with any
applicable bulk sale or transfer Law; or

                          (v)     Any liability arising out of any and all
Actions, demands, judgments, costs and expenses incident to any of the foregoing.

                 (c) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and Shareholder, and any of their affiliates and their respective officers, directors, partners, agents, employees, attorneys and representatives, and their respective heirs, executors, administrators, successors and assigns (collectively, "Seller Representatives"), and shall reimburse Seller and Shareholder, and any of their respective affiliates and Seller Representatives, on demand, for any Damages resulting from any of the following:

                          (i)     The Assumed Liabilities;

                          (ii)    Any breach or default in the performance by
Purchaser of any covenant or agreement of Purchaser contained herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto;

                          (iii)   Any breach of warranty or inaccurate or
erroneous representation made by Purchaser herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; or

                          (iv)    Any liability arising out of any and all
Actions, demands, judgments, costs and expenses incident to any of the foregoing.

                 (d) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party ("Indemnitee") shall be entitled to indemnification hereunder, Indemnitee shall notify the other party hereto ("Indemnitor") in writing within 30 days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim. Such notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. The right of Indemnitee to indemnification and the estimated amount thereof, as set forth in this notice, shall be deemed agreed to by Indemnitor unless, within 30 days after the mailing of such notice, Indemnitor shall notify Indemnitee in writing that it disputes the right of Indemnitee to indemnification, or that Indemnitor elects to defend such claim in the manner provided in Section 11.3(e), below. If Indemnitee shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within 20 days of Indemnitor's delivery of notice of a dispute, such dispute shall be settled by binding arbitration before a single arbitrator in the County of Orange, State of California, in proceedings conducted by the American Arbitration Association and pursuant to such organization's rules for commercial disputes, and any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor.

                 (e) Defense of Claims. Upon receipt by Indemnitor of a notice from Indemnitee with respect to any claim of a third party against Indemnitee, and acknowledgment by Indemnitor (whether after resolution of a dispute or otherwise) of Indemnitee's right to indemnification hereunder with respect to such claim, Indemnitor shall assume the defense of such claim with counsel reasonably satisfactory to Indemnitee and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor shall acknowledge Indemnitee's right to indemnification and elect to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee's right to indemnification, Indemnitor shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor's expense, and Indemnitee shall have control over the litigation and authority to resolve such claim subject to this Section 11.3. If Seller or Shareholder, as the indemnifying party, fails to give written notice to Purchaser, as the indemnified party, of Seller's or Shareholder's, as the case may be, intention to contest or settle any such claim within 20 calendar days after Purchaser has notified Seller or Shareholder, respectively, that any such claim has been made in writing and received by Purchaser, or if any such notice is given but any such claim is not properly contested by Seller or Shareholder, respectively, notwithstanding any provision herein to the contrary, Purchaser shall have the right to satisfy and discharge the same by payment, compromise or otherwise, in accordance with the procedures set forth in the Escrow Agreement. Purchaser's rights, benefits and privileges, and Seller's and Shareholder's liabilities, obligations and commitments, under and pursuant to the Escrow Agreement are more specifically described therein and incorporated herein by this reference.

                 (f)      Limitations on Warranty Claims.

                          (i)     Deductible.  Notwithstanding anything to the
contrary in Sections 11.3(a) and (b), above, Purchaser agrees that neither Seller nor Shareholder shall be obligated to indemnify Purchaser for any Damages caused by or arising out of, and Purchaser shall not be entitled to make any claim for Damages due to, any breach of warranty or inaccurate or erroneous representation made by Seller or Shareholder herein, in any agreement contemplated hereby, or in any Schedule or Exhibit hereto or thereto, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller or Shareholder pursuant hereto or thereto (collectively, "Warranty Claims"), unless and until the amount of all claims for Damages caused by or arising out of Warranty Claims, in the aggregate, shall be equal to $50,000, and then only to the extent of such excess.

                          (ii)    Maximum Liability.  Notwithstanding the
foregoing, Purchaser also agrees that the maximum, aggregate amount of claims for Damages caused by or arising out of Warranty Claims is $2,500,000; provided, however, that with respect to any claims for Damages caused by or arising out of Warranty Claims alleged or threatened during the period commencing on the first anniversary of the Closing Date and ending on the applicable Survival Date, the maximum, aggregate amount of claims for Damages caused by or arising out of Warranty Claims for which Seller and Shareholder shall collectively be obligated to pay shall be the difference between (a) $1,250,000 and (b) the aggregate amount of all claims for Damages caused by or arising out of Warranty Claims for which Seller and Shareholder have already paid Purchaser. Purchaser acknowledges and agrees that neither Seller nor Shareholder shall have any liability to Purchaser for any claims for Damages caused by or arising out of Warranty Claims that are first alleged or threatened after the applicable Survival Date.

                          (iii)   Nonrecourse.  Purchaser acknowledges and
agrees that Seller's and Shareholder's obligation to indemnify Purchaser for any Damages caused by or arising out of Warranty Claims is a nonrecourse obligation. Specifically, neither Seller nor Shareholder shall have personal liability for its obligation to indemnify Purchaser for any Damages caused by or arising out of Warranty Claims. Purchaser acknowledges and agrees that its sole recourse for any Damages caused by or arising out of Warranty Claims shall be the exercise of Purchaser's rights, benefits and privileges against the Escrowed Shares on the terms and subject to the conditions of the Escrow Agreement. Notwithstanding the foregoing, Seller's and Shareholder's obligation to indemnify Purchaser for any Damages caused by or arising out of their Warranty Claim with respect to the adequacy of the loss reserves required with respect to the Receivables and Unbilled Receivables under and pursuant to
Section 2.14, above, shall be limited to the remedy provided in Section 11.4, below, which obligation, if breached by Seller shall give rise to an indemnification obligation on the part of Seller under and pursuant to Section 11.3(a)(ii), above, and, therefore, not subject to the terms and conditions of this Section 11.3(f).

                 (g) Insurance Proceeds. Neither party shall be entitled to indemnification for any claim for Damages for which it would otherwise be entitled to indemnification hereunder to the extent that such party has received insurance proceeds covering such Damages. Each party acknowledges and agrees that it will not demand payment from the other party of any claim for Damages covered by insurance until it has made reasonable efforts (but not litigation) to collect such proceeds from the relevant carrier or carriers.

                 (h) Defense of Claimed Breaches. For purposes of this Section, any assertion of fact and/or law by a third party which, if true, would constitute a breach of a representation or warranty made by a party to this Agreement shall, on the date that assertion is made, be deemed a breach of such representation or warranty and immediately invoke that party's obligation to protect, defend, hold harmless and indemnify the other party to this Agreement.

         11.4 RECEIVABLES. After the Closing, Seller and Purchaser shall jointly send a letter to each of the obligors on the Receivables, informing each such obligor of the transfer hereunder and instructing them to remit all payments and other items in respect of such Receivables and all future accounts receivable of Purchaser to Purchaser as specified in the letter. Any amounts paid to or received by Seller attributable to the Receivables or the Unbilled Receivables shall be immediately paid to Purchaser. If Purchaser is unable to collect any of the Receivables or Unbilled Receivables within 180 days after the Closing Date (the "Uncollected Receivables"), Purchaser may, at its option, assign and transfer the Uncollected Receivables to Seller and Seller, in consideration of such assignment and transfer, within 10 business days thereof, shall pay Purchaser an amount equal to the face value of the Uncollected Receivables less the aggregate reserve on the Balance Sheet allocated to the Receivables and Unbilled Receivables as of the Closing Date. If Purchaser elects to assign and transfer the Uncollected Receivables to Seller, then Purchaser shall give Seller written notice of such assignment, describing the amount of each Uncollected Receivable and including copies of all available invoices and other correspondences sent by Purchaser to the debtor with respect to each Uncollected Receivable. Following the assignment and transfer of the Uncollected Receivables by Purchaser to Seller, all amounts collected by Seller shall be retained by Seller and Seller shall thereafter have no liability to Purchaser to account for any of such Uncollected Receivables.

         11.5 FURTHER ASSURANCES. Seller, at any time on or after the Closing, will execute, acknowledge and deliver any further assignments and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action that may be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. Purchaser, at the Closing, or any time after the Closing, will execute, acknowledge and deliver any further assignments and other assurances, documents and instruments of transfer reasonably requested by Seller, for the purpose of issuing, transferring, granting, conveying and confirming to Seller the Seller Shares.

         11.6 EXPENSES. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

         11.7 RASMUSSEN. Upon at least 24 hours prior written notice, Seller will make available to Purchaser the services of William Rasmussen on an as-needed basis to assist in the transition of the Business. The specific time, duration and nature of such services shall be mutually agreeable to Purchaser and Mr. Rasmussen. Within 10 business days of Purchaser's receipt of an appropriate invoice from Seller, Purchaser will reimburse Seller for each hour of services rendered by Mr. Rasmussen to Purchaser based upon the hourly rate paid (or determined from his annual salary) to Mr. Rasmussen by Seller.

         11.8 DEFERRED ACQUISITION BONUS. On the terms and subject to the conditions of the Allender Employment Agreement, in addition to the salary and 4% commission that shall be payable to Allender thereunder, during the period commencing on the effective date of the Allender Employment Agreement and ending June 30, 1997, Purchaser agrees to pay Allender a bonus (the "Deferred Acquisition Bonus") in an amount equal to 3% of the base upon which the 4% commission is payable to her thereunder.


                                   ARTICLE 12

                            COVENANT NOT TO COMPETE

         12.1 NON-COMPETE COVENANT. The parties agree that, for a period of three years from the Effective Date, neither Seller nor Shareholder will, without the prior written consent of Purchaser, directly or indirectly, in the States of Colorado, Iowa, Kansas, Missouri, Nebraska, and South Dakota (the "Territory"), own, manage, finance, operate, join, control or participate in the ownership, management, financing, operation or control of, or be employed or connected in any manner with, any business that competes with the Business. Notwithstanding the foregoing, the restrictions set forth under this Article 12 shall remain in full force and effect with respect to Shareholder for such three-year period or the three-year period commencing with the termination of Shareholder's employment agreement, whichever is later.

         12.2 DEFINITION OF COMPETE. For purposes of this Agreement, the term "compete" shall mean (a) calling on, soliciting or taking away, as a client or customer any individual or entity that was a client or customer of Seller during the 24 calendar month period immediately preceding any such act for the purpose of competing with Purchaser; (b) hiring, soliciting, taking away or attempting to hire, solicit or take away any employee of Purchaser either on behalf of itself or any other person or entity; or (c) entering into or attempting to enter into any business substantially similar to or competing in any way with the Business within the Territory, either alone or with any individual or entity.

         12.3 DIRECT OR INDIRECT COMPETITION. For purposes of this Agreement, the words "directly or indirectly" shall mean (a) acting as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise, which is competing (as defined in Section 12.2, above) with the Business; (b) participating in any such competing entity or enterprise, or the affiliate of such entity or enterprise, as an owner, partner, limited partner, joint venturer, creditor or shareholder; or (c) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client or customer of Seller.

         12.4 CONFIDENTIAL DATA. Seller and Shareholder agree that, during the period set forth in Section 12.1, above, and thereafter, each of them will keep confidential and not directly or indirectly divulge, furnish, make accessible to anyone, or appropriate for their own use any confidential information of Purchaser, and that at no time will either of them divulge, furnish and make accessible to anyone or appropriate for their own use any trade secrets of Purchaser; provided, however, that this obligation shall not apply to any such confidential information or trade secrets that shall have become generally known in the trade from no act or omission of Seller or Shareholder. Seller and Shareholder further acknowledge and agree that Purchaser has a legitimate interest in protecting proprietary customer information from misappropriation or diversion by Seller and Shareholder or any competitor.

         12.5 REASONABLENESS OF RESTRICTIONS. Seller and Shareholder recognize that the territorial and time limitations set forth in Section 12.1, above, are reasonable, not burdensome and are properly required by Law for the adequate protection of Purchaser, and in the event that such territorial or time limitations are deemed to be unreasonable by a court of competent jurisdiction, then Seller, Shareholder and Purchaser agree and submit to the reduction of either such territorial or time limitation, or both, to such an area or period as the court shall deem reasonable.

         12.6 INJUNCTIVE RELIEF. Seller and Shareholder acknowledge that their expertise in the Business is of a special, unique, unusual, extraordinary and intellectual character, which gives said expertise a peculiar value, and that a breach by either or both of them of the provisions of this Agreement cannot be reasonably or adequately compensated in damages in an action at Law and that such breach will cause Purchaser irreparable injury and damage.
Seller and Shareholder further acknowledge that each of them possesses unique skills, knowledge and ability that competition in violation of this Agreement would be extremely detrimental to Purchaser. By reason thereof, Seller and Shareholder agree that Purchaser shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement, without proof of actual damages that have been or may be caused to Purchaser by such breach or threatened breach; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach, by either party.


                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

         13.1 ENTIRE AGREEMENT. This Agreement, together with the agreements referred to herein and in the Schedules and Exhibits hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement (including, without limitation, the letter of intent between the parties dated April 19, 1996) are contained in this Agreement, in the

Schedules and Exhibits to this Agreement, and the documents referred to or implementing the provisions of this Agreement. This is an integrated agreement.

         13.2 GOVERNING LAW AND CHOICE OF FORUM. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement or any of the Ancillary Agreements, shall be governed by the Laws, without regard to the Laws as to choice or conflict of Laws, of the State of California. Any Action arising out of or relating hereto or thereto, or the interpretation, performance or breach hereof or thereof, shall be instituted in the United States District Court for the Central District of California or any court of the State of California located in Orange County, and each party irrevocably submits to the jurisdiction of those courts and waives any and all objections to jurisdiction or venue that it may have under the Laws of the State of California or otherwise in those courts in any such Action. Each party agrees to accept service of process in any such Action in the manner provided for in Section 13.7, below.

         13.3 INTERPRETATION. The language in all parts of this Agreement and each of the other Ancillary Agreements shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

         13.4 WAIVER AND AMENDMENT. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

         13.5 ASSIGNMENT. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any party without the prior written consent of all other parties. Any attempt at such an assignment without such consent shall be void and, at the option of the non-consenting party, shall be an incurable breach of this Agreement resulting in the termination of this Agreement. Purchaser may, without the consent of Seller or Shareholder, assign all of its rights and obligations under this Agreement to any affiliate of Purchaser, but in such event Purchaser shall remain fully liable as a primary party under this Agreement and such assignment shall in no way relieve Purchaser from any liability under this Agreement.

         13.6 SUCCESSORS AND ASSIGNS. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

         13.7 NOTICES. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient at the addresses set forth under such recipient's signature on the signature page hereto and shall be deemed to have been duly given; (a) upon delivery, if served personally on the party to whom notice is to be given; or (b) on the date or receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier. Any party may give written notice of a change of address in accordance with the provisions of this Section 13.7 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

         13.8 SEVERABILITY. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or becomes illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

         13.9 FURTHER ACTION. Each party agrees to perform any further acts and to execute and deliver any other documents which may be reasonably necessary to effect the provisions of this Agreement.

         13.10 SPECIFIC PERFORMANCE. Each party's obligations under this Agreement are unique. If any party should default in any of its obligations under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages. Accordingly, without prejudice to the right to seek and recover monetary damages, each nondefaulting party shall be entitled to sue in equity for specific performance of this Agreement or other injunctive relief, and each party hereby waives any defense that a remedy in damages would be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it or he may have to rescind this Agreement or the transaction consummated by it; provided, however, this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under the Law.

         13.11 CUMULATIVE REMEDIES. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         13.12 WARRANTY OF AUTHORITY. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

         13.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Effective Date.

 "SELLER":                             "PURCHASER":

 ADD CONSULTING, INC.,                 DATA PROCESSING
 a Nebraska corporation                RESOURCES CORPORATION,
                                       a California corporation


 By: /s/ Gerald R. Ladd                By: /s/ David M. Connell
    ------------------------              ---------------------------
     Gerald R. Ladd                    Its: President
     President and CEO                      -------------------------

 Address:                              Address:
 9290 West Dodge Road                  4400 MacArthur Boulevard
 Suite 203                             Suite 610
 Omaha, Nebraska  68114                Newport Beach, CA  92660-2037
 Phone No.:  (800) 683-9929            Phone No.:  (714) 752-9111
 FAX No.:    (402) 393-0500            FAX No.:    (714) 752-5850



 "SHAREHOLDER":


 /s/ Gerald R. Ladd
 --------------------------
 GERALD R. LADD

 Address:
 c/o ADD Consulting, Inc.
 9290 West Dodge Road
 Suite 203
 Omaha, Nebraska  68114
 Phone No.:  (800) 683-9929
 FAX No.:    (402) 393-0500

                  DISCLOSURE OF OMITTED EXHIBITS AND SCHEDULES

         The following exhibits and schedules to the Agreement of Purchase and Sale set forth above have been omitted from this Exhibit 2.1. Data Processing Resources Corporation, the reporting company, hereby agrees to furnish a supplemental copy of such omitted exhibits or schedules to the Securities and Exchange Commission upon request. Capitalized terms used herein have the meanings set forth in the Agreement of Purchase and Sale.


         Exhibits         Description
         --------         -----------
         A                Form of Escrow Agreement
         B                Allocation of Purchase Price
         C                Form of Seller's and Shareholder's Certificate
         D                Form of Ladd Employment Agreement
         E                Form of Consent to Assignment
         F                Registration Rights Agreement**
         G                Form of Purchaser's Officer's Certificate
         H                Form of Bill of Sale
         I                Form of Assignment and Assumption
         J                Net Working Capital of Seller as of the Balance Sheet Date


         Schedules        Description
         ---------        -----------
         1.1(a)           FF&E
         1.1(c)           Other Tangible Property
         1.1(d)           Receivables
         1.1(e)           Unbilled Receivables
         1.1(h)           Prepaid Items
         1.1(l)           Numbers and Addresses
         1.2(a)(1)        I-Mark FF&E
         1.2(a)(3)        I-Mark Other Tangible Property
         1.2(a)(4)        I-Mark Receivables
         1.2(a)(5)        I-Mark Unbilled Receivables
         1.2(a)(7)        I-Mark Contracts
         1.2(a)(9)        I-Mark Prepaid Items
         1.2(a)(13)       I-Mark Numbers and Addresses
         1.2(h)           Other Excluded Assets
         1.3              Permitted Encumbrances
         1.4(a)           Liabilities for Transferred Employees
         1.5(a)(2)        Third Party Payments
         2.1              Seller's Articles and Bylaws
         2.3              Severance or Similar Payments
         2.4              Seller's and Shareholder's Consents
         2.5              Pending Litigation

** An executed copy of the Registration Rights Agreement has been filed as
   Exhibit 2.2 to this 8-K.

         2.8              Financial Statements and Balance Sheet
         2.11             Certain Changes or Events
         2.12             Exceptions to Title
         2.15             Leases
         2.16             Contracts
         2.17             List of Seller's Insurance
         2.18             List of Permits
         2.19             List of Business Intellectual Property
         2.20             Employee Information
         2.21             Employee Benefit Plans
         2.23             Affiliate Transactions
         2.24             Tax Sites and Audits
         4.4              Purchaser's Consents and Approvals
         4.7              Purchaser's Financial Statements
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